For further information, contact:
   John B. Kelley, Vice President
   Phone 808-525-8422
   E-mail: invrel@abinc.com
                                              Hold for Release:
                                              6:30 P.M. EASTERN DAYLIGHT TIME
                                              Wednesday, April 27, 2005

        A&B REPORTS 1st QUARTER 2005 NET INCOME OF $37.7 MILLION
        --------------------------------------------------------
                            Net Income Up 39%

         Honolulu (April 27, 2005)--Alexander & Baldwin, Inc. (NASDAQ:ALEX) today reported that net income for the first quarter of 2005 was $37,700,000, or $0.86 per fully diluted share. Net income in the first quarter of 2004 was $27,100,000, or $0.63 per fully diluted share. Revenue in the first quarter of 2005 was $365,800,000, compared with revenue of $342,300,000 in the first quarter of 2004.

COMMENTS ON QUARTER & OUTLOOK

         "The first quarter results were very strong," said Allen Doane, president and chief executive officer of A&B. "The Transportation segment benefited from a larger-than-expected contribution from our stevedoring joint venture, which resulted from increased volume in the West Coast ports; from continuing growth in our logistics services business; and from unit growth and yield improvements in the Hawaii service. In total, Transportation operating profit rose 67 percent.

         "Real Estate also had excellent performance, but its operating profit was 5 percent lower because the comparison was made with a first quarter in 2004 that we had called "exceptional." Nonetheless, leasing results were higher and property sales were active. A&B Properties closed the last sales in three of its development projects and sold two properties from the Mainland leased property portfolio.

         "HC&S had a successful start of the 2005 sugar harvest, bettering its production over last year's first quarter. A one-time payment from the federal government to offset the prior year's weather-related lost production significantly increased the Food Product segment's revenue and operating profit.

          "Several events of importance to the company took place during the quarter. In February, we announced that Matson would start a new service in 2006 that would serve Hawaii, Guam and China before returning to the U.S. West Coast, and that it would acquire two new U.S.-built containerships to do so. Earlier that month, we announced the purchase of a prime four-acre commercial site in Honolulu, the company's 23rd real estate investment in Hawaii since 1999 outside of its core landholdings. The initial response from buyers has been very strong at the Kai Malu condominium joint venture at Wailea, and preparations accelerated near quarter-end for the marketing of the Founders program at Kukui'ula, our 1,000-acre joint venture residential resort community on Kauai.

           "All in all, it was a great start to the year. Although we continue to expect that 2005 results will better 2004, we also remain cautionary in our outlook--especially about any tendency to extrapolate the pace of the first quarter improvement into expectations for the full-year."

TRANSPORTATION--OCEAN TRANSPORTATION

--------------------------------------------------------------------------------
                                               Quarter Ended March 31
--------------------------------------------------------------------------------
Dollars in Millions                     2005              2004         Change
--------------------------------------------------------------------------------
  Revenue                             $ 206.2           $ 196.5           5%
  Operating Profit                    $  29.7           $  18.6          60%
--------------------------------------------------------------------------------
Volume (Units)
--------------------------------------------------------------------------------
  Hawaii Containers                    41,300            39,700           4%
  Hawaii Automobiles                   35,600            36,300        -  2%
  Guam Containers                       4,000             4,500        - 11%
--------------------------------------------------------------------------------

         For the first quarter of 2005, Ocean Transportation revenue of $206.2 million was $9.7 million, or 5 percent, higher than the first quarter of 2004. This increase was due to higher Hawaii container volume, improved yields and cargo mix, and increases in the bunker fuel surcharge necessitated by higher fuel costs. Total Hawaii container volume was four percent higher than the first quarter of 2004, reflecting continuing economic growth in the state. Total Hawaii automobile volume was 2 percent lower.

         Operating profit of $29.7 million was $11.1 million, or 60 percent, higher than the first quarter of 2004. This increase was primarily the result of higher equity in the earnings of SSA Terminals, LLC, (SSAT) of which Matson is a minority owner (note: income from investments in joint ventures is included in operating profit, but not revenue); improved Hawaii and Guam yields and cargo mix; and lower operating overhead expenses, partially offset by higher vessel operating costs and lower vessel charters. About half of the improvement at SSAT resulted from higher international import volumes and the balance from SSAT's January fiscal year-end closing adjustments.

TRANSPORTATION--LOGISTICS SERVICES

--------------------------------------------------------------------------------
                                             Quarter Ended March 31
--------------------------------------------------------------------------------
Dollars in Millions                     2005              2004         Change
--------------------------------------------------------------------------------
  Revenue                              $ 96.1            $ 74.1          30%
  Operating Profit                     $  3.0            $  1.0         3.0 X
--------------------------------------------------------------------------------

         Logistics services revenue of $96.1 million was $22.0 million, or 30 percent, higher than the first quarter of 2004. Operating profit of $3.0 million was three times the amount in the comparable period last year. Revenue and operating profit improvements were the result of increased customer volume and improved rates in all business lines. Highway volume increased 30 percent and intermodal volume rose 7 percent. The increase in highway volume was due to both an acquisition in late 2004 and organic growth.

         The operating profit margin for the logistics services business was 3.1 percent in the first quarter of 2005, compared with 1.3 percent for the first quarter of 2004.

REAL ESTATE--LEASING

--------------------------------------------------------------------------------
                                                  Quarter Ended March 31
--------------------------------------------------------------------------------
Dollars in Millions                      2005              2004        Change
--------------------------------------------------------------------------------
  Revenue                              $ 21.9            $ 20.8           5%
  Operating Profit                     $ 10.7            $  9.5          13%
--------------------------------------------------------------------------------
Occupancy Rates
--------------------------------------------------------------------------------
  Mainland                                96%               94%           2%
  Hawaii                                  90%               90%           --
--------------------------------------------------------------------------------
Leasable Space (Million sq. ft.)
--------------------------------------------------------------------------------
  Mainland                               3.4                3.7         - 8%
--------------------------------------------------------------------------------
  Hawaii                                 1.7                1.7           --
--------------------------------------------------------------------------------

         Property Leasing revenue for the first quarter of 2005 (before removing amounts treated as discontinued operations) of $21.9 million was $1.1 million, or 5 percent, higher than the first quarter of 2004. Operating profit of $10.7 million was $1.2 million, or 13 percent, higher. The improved revenue and operating profit resulted from property acquisitions subsequent to the first quarter of 2004, new leases and a lease termination payment received in 2005. The higher occupancy rate for the Mainland commercial leasing portfolio was due primarily to a 2004 vacancy at one large warehouse property. Comparing the periods, there was a small net reduction in the leasable area on the Mainland. As noted below, two leased properties were sold during the quarter and one, a ground lease of a retail site in Honolulu, was acquired.

REAL ESTATE--SALES

--------------------------------------------------------------------------------
                                              Quarter Ended March 31
--------------------------------------------------------------------------------
Dollars in Millions                     2005               2004        Change
--------------------------------------------------------------------------------
  Revenue                             $ 45.9             $ 40.1           14%
  Operating Profit                    $ 16.5             $ 19.0         - 13%
--------------------------------------------------------------------------------

         Property sales revenue in the first quarter of 2005 of $45.9 million was $5.8 million, or 14 percent, higher than the first quarter of 2004. Operating profit from property sales of $16.5 million was $2.5 million, or 13 percent, lower than the very strong results of the first quarter of 2004.

         Sales during the first quarter of 2005 included Ontario Pacific Business Centre, in Ontario, Calif., for $17.8 million; Northwest Business Center, in San Antonio, Texas, for $6.3 million; 5-1/2 floors at Alakea Corporate Tower, a Honolulu office condominium, for $5.5 million; an eight-acre residential resort development parcel at Wailea for $4.5 million; a commercial development parcel in Waikiki; three residential lots at Wailea Golf Vistas; three lots at Maui Business Park Phase I and three lots at Mill Town Center on Oahu. The sales at Wailea Golf Vistas, Alakea Corporate Tower and Maui Business Park Phase I closed out those projects.

         In the first quarter of 2004, sales included 7-1/2 floors at Alakea Corporate Tower for $8.8 million, nine lots at Mill Town Center for $4.5 million, seven lots at Maui Business Park for $4.1 million and 21 lots at Wailea Golf Vistas for $18.1 million. A 71-acre parcel on Maui also was sold and 11 sales of homes at the Kai Lani joint venture on Oahu closed out that project.

        Discontinued operations in the first quarter of 2005 included the Ontario Pacific Business Centre and Northwest Business Center, and the fee interest in a parcel on Maui. They also included the operating results of an office building on Maui that the Company plans to sell within the next 12 months. The amounts reported as continuing and discontinued operations in prior quarters are restated each time a property is designated as discontinued.

FOOD PRODUCTS

--------------------------------------------------------------------------------
                                             Quarter Ended March 31
--------------------------------------------------------------------------------
Dollars in Millions                     2005              2004       Change
--------------------------------------------------------------------------------
  Revenue                             $ 22.4            $ 13.4          67%
  Operating Profit                    $  9.0            $  2.6         3.5 X
--------------------------------------------------------------------------------
Tons Sugar Produced                   19,500            11,700          67%
--------------------------------------------------------------------------------

         Food Products revenue in the first quarter of 2005 of $22.4 million was $9.0 million, or 67 percent, higher than in 2004. Operating profit of $9.0 million was $6.4 million, or 3.5 times, higher than that of the first quarter of 2004. Both revenue and operating profit benefited from a $5.5 million one-time, weather-related federal relief payment. Sugar and power sales were higher than in the year-earlier period. Sugar sales benefited from a 7,800-ton better start to production in the quarter, but the higher sales did not contribute meaningfully to higher operating profit.

CORPORATE EXPENSE, TAX RATE

         For the first quarter of 2005, corporate expenses of $5.3 million were $1.2 million higher than the first quarter of 2004. The increase was due principally to higher accruals for 2005 Sarbanes-Oxley project expenses, higher benefits and salary costs.

         The consolidated tax rate was 38 percent for the first quarter of 2005. This compared with a rate of 37.5 percent in the first quarter of 2004, but 38 percent for full-year 2004. The Company's statutory combined federal and state tax rate is approximately 38.2%.

BALANCE SHEET, CASH FLOW COMMENTS

         Working capital increased by $52 million since year-end 2004, primarily the combined result of higher cash balances, lower net accrued deposits to the CCF, lower payables and lower short-term and current portion of long-term debt. A portion of the cash balances is expected to be used in connection with the purchase, in May 2005, of the first of two containerships that Matson has contracted to acquire.

         Comparing the cash flows in the first quarters of 2005 and 2004, there were few changes of note. The purpose for the increase in cash has been explained above.

         Alexander & Baldwin, Inc., headquartered in Honolulu, is engaged in ocean transportation and intermodal services, through its subsidiaries, Matson Navigation Company, Inc. and Matson Integrated Logistics, Inc.;
in real estate, through A&B Properties, Inc.; and in food products, through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.
                                                    -------------------------

         Statements in this press release that are not historical facts are "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.



                            ALEXANDER & BALDWIN, INC.
                       2005 and 2004 First-Quarter Results


                                                 2005                        2004
                                                 ----                        ----
 Three Months Ended December 31:
 Revenue                                     $365,800,000                $342,300,000
 Income From Continuing Operations            $33,600,000                 $26,600,000
 Discontinued Operations:  Properties(1)       $4,100,000                    $500,000
 Net Income                                   $37,700,000                 $27,100,000
 Basic Share Earnings
      Continuing Operations                         $0.77                       $0.63
      Net Income                                    $0.87                       $0.64
 Diluted Share Earnings
      Continuing Operations                         $0.76                       $0.62
      Net Income                                    $0.86                       $0.63
 Average Shares Outstanding                    43,400,000                  42,300,000
 Diluted Average Shares Outstanding            44,000,000                  42,900,000


(1) "Discontinued Operations: Properties" consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.


                            ALEXANDER & BALDWIN, INC.
                        Industry Segment Data, Net Income
                        ---------------------------------
               (In Millions, Except Per Share Amounts, Unaudited)

                                                                 Three Months Ended
                                                                 ------------------
                                                                      March 31,
                                                                      ---------
                                                             2005                  2004
                                                             ----                  ----
Revenue:
-------
  Transportation
      Ocean Transportation                              $         206.2      $          196.5
      Logistics Services                                           96.1                  74.1
  Real Estate
      Leasing                                                      21.9                  20.8
      Sales                                                        45.9                  40.1
      Less Amounts Reported In
         Discontinued Operations                                  (25.2)                 (1.1)
  Food Products                                                    22.4                  13.4
   Reconciling Items                                               (1.5)                 (1.5)
                                                        ---------------      ----------------
      Total Revenue                                     $         365.8      $          342.3
                                                        ===============      ================

Operating Profit, Net Income:
----------------------------
  Transportation
      Ocean Transportation                              $          29.7      $           18.6
      Logistics Services                                            3.0                   1.0
  Real Estate
      Leasing                                                      10.7                   9.5
      Sales                                                        16.5                  19.0
      Less Amounts Reported In
         Discontinued Operations                                   (6.7)                 (0.8)
  Food Products                                                     9.0                   2.6
                                                        ---------------      ----------------
      Total Operating Profit                                       62.2                  49.9
  Interest Expense                                                 (2.8)                 (3.3)
  Corporate Expenses                                               (5.3)                 (4.1)
                                                        ---------------      ----------------
      Income From Continuing Operations
         Before Income Taxes                                       54.1                  42.5
  Income Taxes                                                    (20.5)                (15.9)
                                                        ---------------      ----------------
  Income From Continuing Operations                                33.6                  26.6
      Discontinued Operations: Properties                           4.1                   0.5
                                                        ---------------      ----------------

  Net Income                                            $          37.7      $           27.1
                                                        ===============      ================

  Basic Earnings Per Share, Continuing Operations       $          0.77      $           0.63
  Basic Earnings Per Share, Net Income                  $          0.87      $           0.64

   Diluted Earnings Per Share, Net Income               $          0.86      $           0.63

  Average Shares                                                   43.4                  42.3
  Diluted Shares                                                   44.0                  42.9


                            ALEXANDER & BALDWIN, INC.
                           Consolidated Balance Sheets
                           ---------------------------
                                  (In Millions)

                                            March 31,            December 31,
                                            ---------            ------------
                                             2005                    2004
                                             ----                    ----
                                         (Unaudited)

ASSETS
Current Assets                           $       311             $       288
Investments                                      123                     111
Real Estate Developments                          89                      82
Property, Net                                  1,139                   1,133
Capital Construction Fund                         23                      40
Other Assets                                     134                     124
                                         -----------             -----------
                  Total                  $     1,819             $     1,778
                                         ===========             ===========

LIABILITIES & EQUITY
Current Liabilities                      $       206             $       235
Long-Term Debt                                   212                     214
Post-Retirement Benefit Obligs.                   45                      45
Other Long-Term Liabilities                       42                      41
Deferred Income Taxes                            371                     339
Shareholders' Equity                             943                     904
                                         -----------             -----------
                  Total                  $     1,819             $     1,778
                                         ===========             ===========




                           ALEXANDER & BALDWIN, INC.
                      Consolidated Statements of Cash Flows
                      -------------------------------------
                                  (In Millions)

                                                  Three Months Ended
                                                  ------------------
                                                       March 31,
                                                       ---------
                                             2005                    2004
                                             ----                    ----
                                                      (Unaudited)

Operating Cash Flows                     $        46             $        50
Capital Expenditures                              (9)                     (9)
CCF Withdrawals/(Deposits), Net                    2                      (1)
Proceeds From Issuance of
    (Payment of) Debt, Net                        (7)                    (10)
Dividends Paid                                   (10)                     (9)
All Other, Net                                     5                      (6)
                                         -----------             -----------
Increase/(Decrease) In Cash              $        27             $        15
                                         ===========             ===========

Depreciation                             $       (20)            $       (19)
                                         ===========             ===========






                                       #####